Exhibit 99.1

GeoVax Reports 2014 Third Quarter Financial Results

ATLANTA, GA, November 11, 2014 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing innovative human vaccines using its novel DNA/MVA platform technology, today announced financial results and recent developments for the three and nine months ended September 30, 2014.

Operations Update and Highlights

Ebola Vaccine Program: In October 2014, GeoVax announced its initiation of a new program for the development of a safe and effective vaccine to prevent Ebola infection. The Company is developing two Ebola vaccines, GOVX-E301 and GOVX-E302. Both utilize GeoVax’s MVA vaccine platform developed for its HIV vaccine program and are designed to produce non-infectious virus-like particles (VLPs). The VLPs display the Ebola virus surface protein (glycoprotein) and train the immune system to recognize and kill the real virus. GOVX-E301 is being developed as a single-dose vaccine for epidemic response against the Zaire strain of Ebola, the virus responsible for the current outbreak. GOVX-E302 is a two-dose vaccine being developed for routine immunization and is designed to protect against all three versions of Ebola known to be lethal in humans.

With a fast-moving epidemic threatening large populations in Africa, and no proven therapy available, an effective vaccine against Ebola is desperately needed. GeoVax’s recombinant MVA (modified vaccinia Ankara) platform is uniquely suited to deliver a potent and safe vaccine capable of protecting people against Ebola hemorrhagic fever. To facilitate its Ebola vaccine development efforts, GeoVax is in discussions with the U.S. Centers for Disease Control (CDC) in Atlanta to establish collaboration with CDC experts and access to Biosafety Level 4 (BSL-4) facilities for testing vaccine responses.

Since 1976, when Ebola was first discovered, 25 outbreaks have occurred. Ebola naturally infects animals including bats, creating a reservoir of Ebola that, like rabies, cannot be eradicated completely. An effective vaccine against Ebola would dramatically reduce the epidemic spread of infections as well as the transmission of Ebola from its natural animal hosts to humans. Should the current epidemic be successfully contained, there will still be a need for vaccines to prevent the spread of future outbreaks.

GeoVax is progressing in the product development stage for both GOVX-E301 and GOVX-E302, but will require additional funding to conduct preclinical animal studies and manufacturing, which it will seek from governmental and/or private sources. The Company’s immediate goal is to develop GOVX-E301 as quickly as possible, with production of the first vaccine lot available for clinical testing in humans anticipated in 2016.

Preventive HIV Vaccine Program: GeoVax’s most clinically advanced vaccine development program is a DNA/MVA vaccine regimen for the prevention of clade B HIV infection. The Company has completed multiple Phase 1 trials and a Phase 2a trial of various dosing regimens and formulations of its vaccines. These vaccines have been evaluated in nearly 500 humans. All of the clinical trials of GeoVax’s preventive vaccines have been conducted by the HIV Vaccine Trials Network, and fully funded by the National Institute of Allergy and Infectious Diseases (NIAID), part of the NIH. The HIV Vaccine Trials Network (HVTN) is the largest worldwide clinical trials network dedicated to the development and testing of HIV/AIDS vaccines. GeoVax is actively engaged in discussions with the HVTN and NIAID regarding the design of its next clinical study and various trial designs are being considered.

HIV Immunotherapy Program: Earlier in 2014, GeoVax completed a Phase 1 trial (GV-TH-01) investigating the therapeutic potential of its DNA/MVA vaccine regimen (GOVX-B11) in HIV-infected patients. The Company announced preliminary results of the trial in early 2014 and has continued to analyze the data generated from the study. During October 2014, the Company presented additional trial data at the HIV Research for Prevention 2014: AIDS Vaccine, Microbicide and ARV-based Prevention Science (HIVR4P) conference in Cape Town, South Africa. The presentation, entitled Elicitation of Immune Responses by a DNA/MVA Vaccine in ART Treated Patients in a Treatment Interruption Trial, was delivered by Harriet L. Robinson, Ph.D., GeoVax’s Chief Scientific Officer.

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Based on data and observations from GV-TH-01, GeoVax is now planning an additional clinical trial to further develop its HIV immunotherapy program. Current antiretroviral therapies, though highly effective at suppressing HIV viral load, are unable to eliminate HIV infection entirely. A major challenge in the development of HIV therapeutics is the ability of HIV to persist in host cells in a latent proviral form, invisible to the immune system and inaccessible to antiretroviral drugs. In response to this problem, the NIH and other leaders in the HIV field have developed a new concept: the “shock and kill” strategy, in which patients remain on drugs while one drug (“shock agent”) is used to activate latent HIV and a second drug (“kill agent”) is used to recognize and eliminate cells that harbor the latent HIV reservoir. A shock and kill therapy could potentially contribute to a cure for HIV.

GeoVax believes that its DNA/MVA vaccines, or a component subset, may be effective as shock agents, and plans to evaluate the concept in a Phase 1b clinical trial. Because of their excellent safety record and established regulatory history, the GeoVax vaccines are well suited for immediate testing. Success in this trial will be a first step toward commercialization of the GeoVax vaccines for use as the shock agent in shock and kill protocols for curing HIV infections. The Company’s commercialization strategy will include use of its vaccines in combination with kill agents being developed by others as well as those undergoing development by GeoVax.

Robert T. McNally, GeoVax’s President & CEO, commented, “Our expectations have been that HVTN would advance our DNA/MVA preventive HIV vaccine (GOVX-B11) directly into a large Phase 2b efficacy study in 2015, but recent discussions have now included the concept of adding another component (protein boost) to our vaccine regimen, a concept that has been proposed before. If so, this will change the nature of the next clinical trial, which now may be a smaller study to evaluate the effect of a protein boost in individuals who participated in our previously completed Phase 2a trial. We are continuing discussions with the HVTN about future efficacy studies, and as our plans develop further we will provide additional updates.

“We are fortunate in that our preventive HIV vaccine program being shepherded by the HVTN requires minimal resources on the part of GeoVax,” Dr. McNally continued. “While this program continues moving forward, we intend to focus our internal efforts on our HIV immunotherapy program and on the acceleration of our Ebola vaccine development. We are excited about this recent expansion of our product pipeline and we believe that our MVA platform is well-suited for Ebola, with good scientific rationale to expect success.”

Financial Review

GeoVax reported a net loss of $514,515 ($0.02 per share) for the three months ended September 30, 2014, compared to $190,148 ($0.01 per share) for the same period in 2013. For the nine months ended September 30, 2014, the Company’s net loss was $1,809,970 ($0.07 per share) as compared to $1,413,229 ($0.07 per share) in 2013.

The Company reported revenues of $322,086 and $659,867 for the three-month and nine-month periods of 2014, respectively, related to grants from the NIH in support of its HIV/AIDS vaccine development efforts. This compares to $1,004,211 and $2,242,812 of grant revenue reported for the comparable periods of 2013. As of September 30, 2014, GeoVax reported approximately $452,000 in unused grant funds remaining and available for use.

Research and development (R&D) expenses were $425,498 and $1,344,560 for the three-month and nine- month periods of 2014, respectively, as compared to $879,104 and $2,314,291 for the comparable periods of 2013. R&D expenses include direct costs funded by NIH grants, as well as vaccine manufacturing and testing costs and expenses related to the Company’s HIV immunotherapy program. General and administrative (G&A) expenses were $411,814 and $1,128,478 for the three-month and nine-month periods of 2014, respectively, as compared to $316,452 and $1,345,179 for the comparable periods of 2013.

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GeoVax reported cash balances of $862,191 at September 30, 2014, and also reported $873,400 subsequently received in October 2014 related to stock warrant exercises. Cash balances at December 31, 2013 were $2,513,861. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About GeoVax

GeoVax Labs, Inc. (OTCQB: GOVX) is a biotechnology company

developing human vaccines using its novel DNA/MVA vaccine delivery platform. The Company’s lead development program is focused on vaccines to prevent, and treat, Human Immunodeficiency Virus (HIV) infections. Recently it has initiated a program to develop an Ebola virus vaccine. GeoVax’s unique, two component HIV vaccine, a recombinant DNA and a recombinant modified vaccinia Ankara (MVA), is designed to stimulate both anti-HIV antibody and anti-HIV T cell immune responses. GeoVax’s DNA and MVA vaccines are used in a prime/boost protocol in which priming is done with the DNA and boosting with the MVA. Priming and boosting can also be done with the MVA. Both the DNA and MVA express the three major proteins of the HIV virus: Gag, Pol, and Env, and produce non-infectious virus-like particles. GeoVax’s vaccines are unique in expressing virus-like particles that display the native form of the trimeric membrane-bound HIV-1 envelope glycoprotein. Clinical trials for GeoVax’s preventive HIV vaccines have been conducted by the US National Institutes of Health-supported HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Disease (NIAID). Overall, GeoVax’s vaccines, in various doses and combinations, have been tested in close to 500 humans. GeoVax is using its MVA vaccine platform to develop a vaccine to prevent acquisition of the Ebola virus. Efforts are focused against the current epidemic version of the virus. For more information, go to www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent HIV or Ebola infection in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Adam S. Holdsworth

ProActive Capital

646-862-4607

www.ProActiveCapital.com

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.

Condensed Consolidated Statements of Operations Information

(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues
Grant Revenue	$322	$1,004	$660	$2,243

Operating expenses:
Research and development	425	879	1,345	2,314
General and administrative	412	316	1,128	1,345
	837	1,195	2,473	3,659

Other income:
Interest income	1	1	3	3
	1	1	3	3

Net loss	$(515)	$(190)	$(1,810)	$(1,413)

Loss per common share	$(0.02)	$(0.01)	$(0.07)	$(0.07)

GEOVAX LABS, INC.

Condensed Balance Sheet Information

(amounts in thousands)

	Sep. 30,	Dec. 31,
	2014	2013
Assets:
Cash and cash equivalents	$862	$2,514
Other current assets	64	184
Total current assets	926	2,698

Property, net	113	120
Other assets	14	21
Total assets	$1,053	$2,840

Liabilities and stockholders’ equity
Current liabilities	$170	$312
Stockholders’ equity	883	2,527
Total liabilities and stockholders’ equity	$1,053	$2,840

Shares Outstanding	25,718	23,765

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